Exhibit 99.1
AUSTIN, Texas (July 12, 2017)--(BUSINESS WIRE)--Apollo Endosurgery, Inc. ("Apollo") (NASDAQ: APEN), a leader in less invasive medical devices for bariatric and gastrointestinal procedures, today announced certain preliminary unaudited financial expectations for the three months ended June 30, 2017, including preliminary revenue and operating loss estimates and expected cash balance.
Preliminary Unaudited Second Quarter 2017 Financial Expectations

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Total GAAP revenue is estimated to be in the range of $16.9 million to $17.1 million for the three months ended June 30, 2017, compared to total GAAP revenue of $17.3 million in the same period in 2016, representing a decrease of 1% to 2%. Total GAAP revenue included $0.3 million of U.S. Orbera starter kit sales in the quarter ended June 30, 2017, compared to $1.1 million in starter kit sales in the same period in 2016, which was a very active quarter for U.S. physician training for Orbera following the product’s August 2015 FDA approval. After adjusting for sales of U.S. Orbera starter kits, total non-GAAP revenue is estimated to be in the range of $16.6 million to $16.8 million for the three months ended June 30, 2017 compared to $16.2 million in the same period in 2016, representing an increase of 2% to 4%.

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Total GAAP Endo-Bariatric product sales is estimated to be in the range of $9.4 million to $9.5 million for the three months ended June 30, 2017, compared to $8.4 million in the same period in 2016, representing an increase of 12% to 13%. Total GAAP Endo-Bariatric product sales for the three months ended June 30, 2017 and June 30, 2016 includes U.S. Orbera starter kit sales of $0.3 million and $1.1 million, respectively. Excluding these starter kit sales, total Adjusted Endo-Bariatric product sales increased 25% to 26% over the same period in 2016.

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Total GAAP surgical product sales is estimated to be in the range of $7.3 million to $7.4 million for the three months ended June 30, 2017, compared to $8.8 million in the same period in 2016, representing a decrease of 16% to 17%.

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Total GAAP operating loss is estimated to be in the range of $5.5 million to $6.0 million for the three months ended June 30, 2017, compared to $6.3 million in the same period in 2016, including depreciation and amortization expenses of $2.5 million and $2.3 million, respectively.

•	Total cash, cash equivalents and restricted cash is estimated to be $6.2 million as of June 30, 2017.

Non-GAAP Financial Measures

To supplement Apollo’s preliminary financial estimates presented on a GAAP basis, Apollo provides certain non-GAAP financial measures, including Non-GAAP revenue and Adjusted Endo-Bariatric product sales. Non-GAAP revenue and Adjusted Endo-Bariatric product sales are supplemental measures of Apollo’s performance that are not required by, and are not determined in accordance with, GAAP. Non-GAAP revenue is defined as total GAAP revenue excluding one-time U.S. Orbera starter kit sales associated with the U.S. Orbera physician training program. Adjusted Endo-Bariatric product sales is defined as GAAP product sales of Orbera and Overstitch excluding one-time U.S. Orbera starter kit sales associated with the U.S. Orbera physician training program. Apollo believes that the non-GAAP financial measures included herein are helpful in understanding Apollo’s past financial performance and evaluating Apollo’s future results.  A reconciliation for each non-GAAP financial measure to its most directly comparable GAAP financial measure follows.

Reconciliation of GAAP to Non-GAAP Financial Expectations:

	Three Months Ended June 30, 2017 (Estimated)	Three Months Ended June 30, 2016 (Actual)

	(in millions)
Total GAAP Revenue	$16.9 - 17.1	$17.3
Orbera starter kits	(0.3)	(1.1)
Total Non-GAAP Revenue	$16.6 - 16.8	$16.2

	Three Months Ended June 30, 2017 (Estimated)	Three Months Ended June 30, 2016 (Actual)

	(in millions)
Total GAAP Endo-Bariatric product sales	$9.4 - 9.5	$8.4
Orbera starter kits	(0.3)	(1.1)
Adjusted Endo-Bariatric product sales	$9.1 - 9.2	$7.3
These preliminary results represent Apollo’s estimates only based on currently available information and do not present all necessary information for an understanding of Apollo’s financial condition as of June 30, 2017 or Apollo’s results of operations for the three months ended June 30, 2017. As Apollo completes its quarter-end financial close process and finalizes its second quarter 2017 unaudited financial statements, Apollo will be required to make significant judgments in a number of areas. This financial information has been prepared by and is the responsibility of Apollo’s management. Apollo’s independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to this preliminary financial data or the accounting treatment thereof and does not express an opinion or any other form of assurance with respect thereto. It is possible that Apollo or its independent registered public accounting firm may identify items that require it to make adjustments to the financial information set forth herein and those changes could be material. Accordingly, undue reliance should not be placed on these preliminary estimates. These preliminary estimates are not necessarily indicative of any future period and should be read together with the sections titled ‘‘Risk Factors,’’ and ‘‘Special Note Regarding Forward-Looking Statements,’’ and with Apollo’s financial statements, related notes and other financial information included in Apollo’s reports filed with the Securities and Exchange Commission.
Cautionary Note on Forward-Looking Statements
Certain statements contain in the press release are forward-looking statements, including, but not limited to, statements related to Apollo’s objectives and expectations (financial or otherwise), future financial results, expectations regarding product adoption and other statements that are not historical facts. These forward-looking statements are based on Apollo’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties, which include, without limitation, the advancement of Apollo’s products, market acceptance of Apollo’s products, statements relating to the availability of cash for Apollo's future operations, Apollo’s ability to support the adoption of its Endo-Bariatric products and those risks set forth under the caption “Risk Factors” in Apollo’s reports filed with the Securities and Exchange Commission. Apollo undertakes no duty or obligation to update any forward-looking statements contained in herein as a result of new information, except as required by applicable law or regulation.
Contacts
Apollo Endosurgery, Inc.
Stefanie Cavanaugh, 512-279-5100
Chief Financial Officer
investor-relations@apolloendo.com

The Ruth Group
Lee Roth or Zack Kubow, 646-536-7000
apolloendo@theruthgroup.com